                                                                    EXHIBIT 99.1
FOR FURTHER INFORMATION CONTACT:

Marcus Faust
Executive V.P. and Chief Financial Officer
216-206-1217
mfaust@metrobat.com
-------------------


           METROPOLITAN FINANCIAL CORP. ANNOUNCES SECOND QUARTER LOSS
                            AND CHANGE IN MANAGEMENT

- FIXED ASSET WRITE-DOWN AND INCREASED LOAN LOSS PROVISION NEGATIVELY IMPACT RESULTS
- BOARD APPOINTS KENNETH T. KOEHLER CHIEF EXECUTIVE OFFICER, MALVIN E. BANK CHAIRMAN, KENNETH R. LEHMAN VICE CHAIRMAN
-     COMPANY DETAILS TERMS OF SUPERVISORY DIRECTIVE FROM OFFICE OF THRIFT
      SUPERVISION

Highland Hills, OH - July 25, 2002 - Metropolitan Financial Corp. (Nasdaq:
METF), parent company (the "Company") of Metropolitan Bank and Trust Company (the "Bank"), today announced losses for the quarter and six months ended June 30, 2002. Net loss for the quarter was $11.1 million, or $0.68 per common share, compared with a net loss of $2.1 million, or $0.26 per common share, for the second quarter of 2001. Net loss for the six months ended June 30, 2002 was $11.0 million, or $0.90 per common share, compared with a net loss of $2.5 million, or $0.31 per common share, for the six months ended June 30, 2001. Although the dollar amount of net losses recorded for the 2002 second quarter and first half were similar, the loss per share differs due to an increase in common shares outstanding, resulting from the Company's stock offering in the first quarter to improve its capitalization.

Subject to any required regulatory approvals, the Board of Directors named Kenneth T. Koehler President and Chief Executive Officer. Koehler has been President and Chief Operating Officer of the Company and the Bank since shortly after joining Metropolitan in 1999. The Company noted that there are no plans to fill the Chief Operating Officer post at this time. Also, subject to any required regulatory approvals, the Board appointed Malvin E. Bank as Chairman and Kenneth R. Lehman as Vice Chairman. Robert M. Kaye, former Chairman and CEO, will remain as a Director.

The Company also announced that the Company and the Bank are under a Supervisory Directive from the Office of Thrift Supervision (the "OTS"). The terms of the Supervisory Directive are explained below.

Furthermore, the Company authorized management to engage a financial advisor to assist the Company in exploring strategic alternatives.


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
Review of Results
-----------------

The Company said that the primary factors negatively impacting second quarter performance were an increased loan loss provision, a write-down of fixed assets, increased amortization and impairment of loan servicing rights, and a decline in earning assets.

Mr. Koehler remarked, "While we are clearly disappointed with Metropolitan's results, we continued to make significant progress during the quarter on initiatives to restore profitability. We are well along in a previously-announced top-to-bottom review of all major divisions of the Bank to identify opportunities to enhance the profitability and productivity and to streamline operations. We are implementing profitability measurement software that will assist us in making strategic decisions that will serve to maximize enterprise value. As announced, we expect these programs to be fully implemented by the end of 2002 and to produce revenue enhancements and cost-savings.

"We strengthened our capital base through the completion of a stock offering in the first quarter," Mr. Koehler added. "By engaging a financial advisor now, we will clearly define our best strategic options."

Mr. Koehler acknowledged that the Company continued to be challenged by the weak economic and low interest rate environment. Net interest income declined 11.2% for the quarter and 15.4% for the six-month period ending June 30, 2002, compared with the prior year periods. The interest rate spread was 1.88%, a decline of one basis point below the 1.89% reported for the year earlier quarter, but a significant turnaround from the 1.73% low point reported for the fourth quarter of 2001. These calculations include the effect of $64 million in debt at the Holding Company. Average earning assets declined 10.2% from the second quarter of last year, and ended the second quarter of 2002 at $1.4 billion.

Excluding gains on the sale of securities, fee income for the second quarter and year-to-date was $2.3 million and $5.9 million, respectively, a decline of 26.7% and an increase of 14.4%, respectively, from the prior year three- and six-month periods. Much of the decline can be attributed to the continued amortization and impairment of loan servicing rights in a declining interest rate environment, which increased from a loss of $674,000 for last year's second quarter to a loss of $1.5 million this quarter. Excluding this decline in loan servicing rights, fee income was unchanged from the previous year's second quarter.

Reflecting in large part a one-time $8.8 million fixed asset write-down taken in the 2002 second quarter, non-interest expense rose 74.4% and 40.9% for the three- and six-month periods ending June 30, 2002, compared with prior year three- and six-month periods. Excluding the write-down, expenses increased 4.3% and 3.9%, respectively, from the 2001 second quarter and first half levels, largely reflecting costs to improve operations. Salary and related personnel costs were down 10.3% for the most recent quarter, reflecting a 12% reduction largely through attrition in the number of full-time employees. The Company said it plans to further reduce the workforce through the ongoing implementation of its previously announced efficiency program to reduce costs and reflect productivity improvements.

Taking a longer-term perspective, Mr. Koehler noted, "We have been actively working to refine our portfolio toward those businesses where we have historic strength and expertise, namely, community banking and mortgage lending. Much of our current credit quality problems are associated with loans purchased from other institutions. Since I came on board in 1999, that activity has virtually ceased. We now have in place underwriting standards and credit policies which are more appropriate for our core lending activities and more effective for managing our credit risk."

Mr. Koehler said that the Company made significant strides during the quarter to address its asset quality issues. In terms of its current credit problems, and consistent with its revised loan loss reserve policy, the Company has reserved more aggressively and nearly doubled the provision for loan losses to $6.2 million this quarter, from $3.1 million a year earlier. The allowance for loan losses now stands at $20.7 million, or 1.97% of total loans, compared with 1.39% of loans at the end of the year-ago quarter. This higher reserve is intended to allow greater flexibility to dispose of problem loans, enabling the Company to reinvest the proceeds into earning assets. As of June 30, 2002, non-performing assets totaled $36.7 million, compared with $35.6 million for the year earlier period.

Mr. Koehler said that deposits also were shifted toward more relationship and transaction accounts. Core deposits are up 16.9% from year-earlier levels, and now constitute 34.5% of total deposits, compared with 26.3% last year. Reliance on out-of-market and brokered CDs, which are generally more volatile, has diminished sharply, down $114 million, or 55%, from year-earlier levels.

As another reflection of progress, Mr. Koehler said that, due in part to the successful stock offering, all of the Bank's capital adequacy ratios are in the "well-capitalized" category. As of June 30, 2002, total risk-based capital was 10.42%, compared with 8.71% for the year-ago period.

Mr. Koehler concluded, "Looking to the future, we expect to build on our solid core businesses, which have performed well throughout this difficult period. We have one of the best retail franchises in Northeast Ohio. We have excellent products in retail banking, mortgage banking, and multi-family lending. We have brought in the right people to ensure our success. While we cannot control the economic environment, much is in our control. My management team and I are focused on completing our turnaround plans and long-term strategies that will restore profitability."

Change in Management
--------------------

The Board of Directors named Mr. Koehler, 56, President and Chief Executive Officer, subject to any required regulatory approvals. Mr. Koehler has extensive experience in community banking. Prior to joining Metropolitan, he held leadership positions since 1972 with four east coast financial institutions. He established a solid track record for improving operations with these institutions.

"For some time, Ken has been managing day-to-day operations at Metropolitan, so this transition aligns Ken's title with his responsibilities," said Mr. Bank, who was elected Chairman. "The Board shares my confidence in Ken's ability to lead Metropolitan during this challenging time."

Mr. Bank, 71, has been a Director since 1991 and was elected Vice Chairman of the Bank and the Company in 2000. He is also General Counsel of The Cleveland Foundation. Previously, Mr. Bank was a senior partner with the Cleveland law firm of Thompson Hine LLP.

Mr. Lehman, 43, who was elected to the Board in June of this year, was named Vice Chairman to succeed Mr. Bank. Mr. Lehman became involved with Metropolitan as an investor in the stock offering earlier this year. He was a founding partner of the Washington, D.C., law firm of Luse Gorman Pomerenk & Schick and retired from the firm in April of this year to concentrate full-time on his activities as a private investor. He also served for several years as an attorney advisor with the Securities and Exchange Commission.

Mr. Kaye, 65, a Director, commented, "As the Company's largest shareholder, I am committed to its success. Metropolitan has a promising future. I am fully cooperating and committed to satisfying the terms of the Supervisory Directive for the benefit of the Company, its employees and all shareholders."

Provisions of the Supervisory Directive
---------------------------------------

In August 2001, the Company announced a Supervisory Agreement had been reached with the OTS and Ohio Department of Financial Institutions. The agreement included, among other provisions, an agreement by the Company to adopt a plan for raising capital using sources other than debt or dividends from the Bank. The Company has made significant progress complying with the agreement and successfully raised $22 million in a stock offering completed in the first quarter of 2002.

On July 8, 2002, the OTS issued a Supervisory Directive. The Company intends to fully cooperate with the agency in meeting all provisions of the Directive.

The Company stated that the Supervisory Directive, among other things, prohibits the Bank from (i) making any unauthorized payments directly or indirectly for the benefit of Mr. Kaye, and requires the Bank to obtain reimbursement of any such unauthorized payments based on a report to be prepared by an independent public accounting firm that will conduct a review and accounting of all payments made to Mr. Kaye and related parties since January 1, 1992; (ii) engaging in any transactions with a particular out-of-state bank on whose board Mr. Kaye sits; and (iii) engaging in any transactions with the Company or any of its affiliates without prior approval of the OTS.

The Supervisory Directive also (i) prohibits the Bank from originating or purchasing commercial real estate loans secured by property in California until certain conditions are met; (ii) requires the Bank to retain a marketing agent to manage the Bank's sale of its art collection; and (iii) reiterates the requirements under the Company's existing Supervisory Agreement with the OTS to reduce investments in fixed assets.

Finally, the Supervisory Directive prohibits the Company, without prior OTS approval, from (i) paying any dividends, or (ii) making any other payments except those that it was legally obligated to make pursuant to contracts in effect on July 5, 2002, and payments of expenses in the ordinary course of business.

Mr. Koehler stated, "Metropolitan is working to address these issues with the OTS. We are committed to taking actions to benefit our Company's future and will be working to meet all terms by the end of 2002, in accordance with time periods specified by the OTS."

About the Company
-----------------

Metropolitan Financial Corp. is a Unitary Thrift Holding Company headquartered in Highland Hills, Ohio. Metropolitan Bank and Trust Company operates 24 full-service retail sales offices in the Cleveland metropolitan area of northeastern Ohio and maintains eight loan production offices throughout Ohio and western Pennsylvania. To find out more about our products and services, please visit our website at www.metrobat.com.

Forward-Looking Statement and Associated Risk Factors
-----------------------------------------------------

This release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Forward-looking statements can be identified by the fact that they do not relate to historical or current facts. They often include the words "believe," "expect," "anticipate," "likely," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors, including: changes in interest rates; continued weakening in the economy and other factors that would materially impact credit quality trends, real estate lending and the ability of Metropolitan Bank & Trust Company to generate loans; business and other factors affecting the economic outlook of individual borrowers of Metropolitan Bank & Trust and their ability to repay loans as agreed; the ability of Metropolitan Financial Corp. and Metropolitan Bank & Trust Company to timely meet their obligations under their respective supervisory agreements and the July 8, 2002, Supervisory Directive; the status of relevant markets in which Metropolitan Financial Corp. and Metropolitan Bank and Trust Company may sell various assets; an increase in the dollar amount of non-performing loans held by Metropolitan Bank and Trust Company; increased competition which raises rates paid on demand and time deposits offered by Metropolitan Bank and Trust Company; adverse developments in material collection and other lawsuits involving Metropolitan Bank and Trust Company; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; changes in law imposing new legal obligations or restrictions; the ability of Metropolitan Bank and Trust Company to continue to use the Federal Home Loan Bank as a source of liquidity; and changes in accounting, tax or regulatory practices or requirements.

                             METROPOLITAN FINANCIAL CORP.
                                  COMPARATIVE SUMMARY
                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                         JUNE 30,                           JUNE 30,
                                              ----------------------------        --------------------------
                                                 2002              2001              2002            2001
                                              ----------        ----------        ----------        --------
NET INTEREST INCOME                           $    7,465        $    8,404        $   14,796        $ 17,493
PROVISION FOR LOAN LOSSES                          6,185             3,145             6,285           4,200
NET INTEREST INCOME AFTER PROVISION                1,280             5,259             8,511          13,293
NON-INTEREST INCOME                                3,149             4,311             7,749           6,731
NON-INTEREST EXPENSE                              21,887            12,553            33,500          23,771
INCOME (LOSS) BEFORE FEDERAL INCOME
TAXES                                            (17,458)           (2,983)          (17,240)         (3,747)
PROVISION (BENEFIT) FOR INCOME TAXES              (6,319)             (905)           (6,262)         (1,246)
NET INCOME (LOSS)                                (11,139)           (2,078)          (10,978)         (2,501)

PER SHARE DATA: (1)
  Basic and diluted net income                     (0.68)            (0.26)            (0.90)          (0.31)

  Book value                                        3.37              5.77              3.37            5.77

  Tangible book value                               3.20              5.45              3.20            5.45

PERFORMANCE RATIOS:
  Return on average assets                         (2.90)%           (0.49)%           (1.42)%         (0.30)%
  Return on average equity                        (66.93)           (17.52)           (38.21)         (10.40)
  Interest rate spread                              1.88              1.89              1.84            1.97
  Net interest margin                               2.12              2.14              2.08            2.24
  Average interest-earning assets to
     Average interest-bearing
     liabilities                                  105.68            103.92            105.54          103.43
  Non-interest expense to average assets            5.69              2.96              4.34            2.82
  Efficiency ratio                                206.18            107.95            148.57          104.24

(1)Common shares outstanding at June 30, 2002 and 2001 were 16,142,987 and 8,112,996, respectively. Weighted average common shares outstanding in the second quarter, 2002 and year-to-date 2002 were 16,139,868 and 12,379,304, respectively. Weighted average common shares outstanding in the second Quarter, 2001 and year-to-date 2001 were 8,110,822 and 8,107,170, respectively.

                                                        JUNE 30,         DEC. 31,         JUNE 30,
                                                          2002             2001             2001
                                                       ----------       ----------       ----------
FINANCIAL CONDITION AT:

  Total assets                                         $1,519,276       $1,608,420       $1,691,247
  Loans receivable, net                                   999,997          974,452        1,066,900
  Securities                                              122,613          109,183          114,989
  Mortgage-backed securities available for sale           174,405          167,313          198,826
  Loan servicing rights, net                               23,333           22,951           22,474
  Deposits                                              1,073,056        1,142,394        1,202,617
  Borrowings                                              326,310          340,897          365,751
  Trust Preferred Securities                               43,750           43,750           43,750
  Shareholders' equity                                     54,343           45,517           46,829

ASSET QUALITY RATIOS:
  Non-performing loans to total loans(2)                     3.02%            2.68%            2.64%
  Non-performing assets to total assets(2)                   2.42             2.09             2.10
  Allowance for losses on loans to total loans(2)            1.97             1.49             1.39
  Net charge-offs to average loans                           0.54             0.26             0.18

CAPITAL RATIOS:
  Shareholders' equity to total assets                       3.58%            2.83%            2.77%
  Tier 1 capital to total assets(3)                          7.01             6.45             6.20
  Tier 1 capital to risk-weighted assets(3)                 10.42             9.26             8.71

(2)Ratios are calculated based on period end balances.

(3)Ratios are Metropolitan Bank & Trust only.















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